Exhibit 4.75
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
[Translated from the original Chinese version]
CHINA FINANCIAL FUTURES EXCHANGE
FUTURES INFORMATION LICENSE AGREEMENT
PARTY A: CHINA FINANCIAL FUTURES EXCHANGE
ADDRESS: F6, NO. 1600 CENTURY AVENUE, PUDONG NEW AREA, SHANGHAI
POSTAL CODE: 200122
PARTY B: FORTUNE SOFTWARE (BEIJING) CO., LTD
ADDRESS: RM. 623, AEROSPACE CPMIEC BUILDING NO. 30, HAI DIAN SOUTH ROAD, HAIDIAN DISTRICT, BEIJING
POSTAL CODE: 100032
Whereas:
1.	China Financial Futures Exchange is the owner of the CFFEX Futures Information.
2.	Party B hereto is willing to pay for the use of the CFFEX Futures Information according to this Agreement (including the appendix).
Party A and Party B here agree on Party A’s permission of Party B’s use of the CFFEX Futures Information and wish to enter into this Agreement through friendly consultations, in accordance with laws and regulations such as Contract Law of the People’s Republic of China, Administrative Regulations on Futures Trading, Measures for the Administration of Futures Exchange, etc. as well as business rules such as Measures on the Administration of Information of China Financial Futures Exchange, etc..
Article 1 Definitions of Terms related to this Agreement

1.1 CFFEX	Shall mean China Financial Futures Exchange.

1.2 CFFEX Futures Information	Shall mean any information and data related to futures product traded in CFFEX as well as descriptions in any form conveying all or part of the information and data aforementioned. Futures information includes but not limited to quotes, statistical sources (including but not limited to daily reports of market quotes, monthly reports, and annual reports) and any other information related to market transactions.

1.3 CFFEX Futures Quotes	Shall mean real-time, delayed or historical quotes information and data with specific format or structural relationship, generated from the public and collective trading organized by CFFEX, and collected or edited by CFFEX and its subsidiaries, including but not limited to:

(1) The name and delivery month of the product traded;

(2) The opening prices, the highest and lowest prices, the closing prices, the current prices, the bid prices, the ask prices, the pre-settlement prices, the settlement prices and net changes;

(3) The bid volumes, the ask volumes, the trading volumes, the positions and the amounts.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

1.4 “China Financial Futures Exchange Futures Information License” (Short name: “the License”)	Shall mean the certificates that granted by Party A to Party B licensed Party B to use the CFFEX Futures Information of certain information contents, within certain scope and term and in certain form.

1.5 Authorization License Fee (Short name: “the License Fee”)	Shall mean the License Fee received from Party B by Party A for Party A’s authorization of Party B’s use of CFFEX Futures Information in accordance with this Agreement and the License.

1.6 Information Fee	Shall mean information expenses paid by Party B to Party A in accordance with Appendix 2.

1.7 Agreement Fee	Shall mean license and information expenses paid by Party B to Party A for Party A’s authorization of Party B’s use of CFFEX Future Information in accordance with this Agreement and the License.

1.8 End Users	Shall mean the users who can use the CFFEX Futures Information provide by Party A but not allowed to provide the information to any third party in any form (including but not limited to licensing, transfer, distribution, copy and transmission).
Article 2 License of Futures Information
2.1 The License
2.1.1 For the items such as licensed information, areas, forms of transmission, forms and terms, etc. that Party A licensed to Party B for the use of CFFEX Futures Information (hereafter refer to as “Futures Information”) refer to Appendix 1 — The License.
2.1.2 Party B shall remit the Agreement Fee to the bank and account designated by Party A according to Appendix 2. Party A shall grant the License to Party B within 10 working days after receiving the payment.
2.1.3 During the performance of this Agreement, Party B can apply to Party A for changes of licensed content of information, area, form and term, etc. Party B shall make written application for changes aforesaid to Party A; Party A shall respond with written notice of whether or not consent on the changes Party B applied after receiving the application from Party B.
If Party A agrees with the application of Party B and Party B is not required to pay Agreement Fee to Party A on the applied items, Party A shall renew the License and grant to Party B within 10 working days after making approval.
If Party A agrees with the application of Party B and Party B is required to pay Agreement Fee to Party A on the applied items, Party A shall send payment notice to Party B. Party B shall pay the Agreement Fee in full amount within 10 working days after receiving Party A’s payment notice. Party A shall renew the License and grant to Party B within 10 working days after Party B has paid the Agreement Fee in full amount.
Party B shall use the futures information according to the licensed information content, range of application, form and term determined in the renewed License. Party A has authority to refuse renewing the License before receiving Party B’s Agreement Fee in full amount and Party B shall keep the usage of the futures information in accordance with the former License.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

2.2 Technology Service Provider
Whereas Party B requires_NA_(refer to as “Technology Service Provider”) in the usage of the futures information licensed by Party A, Party A agreed: the Technology Service Provider is accessible to and allowed to use the futures information provided by Party A in accordance with this Agreement and the License when providing technology services aforesaid for Party B. Meanwhile, Party B shall warrant and guarantee:
2.2.1 The Technology Service Provider shall use the futures information provided by Party A only for the purpose of providing the technology service aforesaid for Party B, and shall be in accordance with this Agreement and the License.
2.2.2 Under the circumstances that the Technology Service Provider use the futures information provided by Party A with purposes other than the purpose aforesaid or violating this Agreement or the License (including but not limited to copy, distribute, transmit, edit, transfer, develop derivatives or license to others to copy, distribute, transmit, edit, transfer, develop derivatives, or develop derivatives with others, etc.) , the Technology Service Provider will be considered as constitution of infringement on Party A. Party B shall notice Party A of the Technology Service Provider’s infringement as soon as learning it and take effective measures to stop the Technology Service Provider’s infringement thereupon; when the investigation of the Technology Service Provider’s infringement is in need of Party B’s assistance, Party B shall do the best to assist Party A.
2.2.3 If the Technology Service Provider misconduct to Party A as 2.2.2, Party B will be deemed as breaching the Agreement and Party B shall be liable according the this Agreement.
2.3 User Agreement
When providing the CFFEX Futures Quotes or value added products to the End Users, Party B shall sign agreements with users in writing and file to the exchange, and the written agreement shall include the Appendix 3 of this Agreement.
Article 3 Reception and Storage of Futures Information
3.1 Reception and Storage
3.1.1 Party B shall receive and store the futures information with the equipments and in the form that required or approved by Party A. The equipments and means aforesaid include but not limited to the types, configurations, quantity, settlement locations, relevant working procedures, and rules and regulations, etc.
3.1.2 Party B shall promise and guarantee that it is equipped with necessary equipments or means in order to receive and store the futures information safely and accurately, as well as effectively prevent the unauthorized reception, transmission or usage of the information from happening. Otherwise, Party A is entitled to suspend or terminate Party B’s reception of the future information and claim compensation from Party B of the losses arising therefrom according to this Agreement.
3.1.3 Party B shall setup Active/Standby Links for Quotes reception to assure the reception of the Quotes information.
3.1.4 Party B shall transfer or add more reception equipment, or change the way of connection only with Party A’s written approval in advance.
3.1.5 Party B shall promise and guarantee that Party B shall receive and store the futures information only for the purpose of implementing the usage according to the License and shall not receive and store the futures information for any purposes other than implementing the usage according to the License.
3.1.6 Party B’s connection with Party A’s exchange shall not affect Party A’s transaction operation. To avoid its transaction operations being affected, Party A is entitled to restrict and suspend the connection of Party B immediately without prior notice, but shall make up the notice when conditions permit. Party A is not liable for the restriction or suspension of the Party B’s connection according to this Article.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

3.2 Transmission of Futures Information
3.2.1 Party B shall guarantee the authenticity, accuracy and integrity in transmitting the futures information. Party B shall inform Party A as soon as Party B has learnt the errors in the information being transferred or transmitted and the news content being transmitted simultaneously, and take remedial measures and make public statement. The authenticity, accuracy and integrity shall be subject to the futures information provided by Party A.
3.2.2 Party B shall warrant and guarantee for having equipped necessary software and hardware conditions, and rules and regulations to assure the futures information can be transferred safely and accurately, and to prevent the information from unauthorized reception, transmission or usage. Otherwise, Party A is entitled to suspend or terminate Party B’s reception of futures information and claim compensation for the losses arising therefrom according to this Agreement.
3.2.3 Party B shall place the Quotes provided by Party A at a prominent position on the display interface of Party B’s user terminal.
3.2.4 To transmit futures information to other institutions or individuals for value added development or other usages authorized by Party A, Party B shall require the latter to provide proof of having received legal authorizations or licenses from Party A. Party B shall not provide the futures information unless they provide the proof aforesaid. If Party B violates this rule, Party B shall bear the joint compensation liabilities with the institutions and individuals proceeding with unauthorized value added development.
3.2.5 To transmit Quotes Source Data to other institutions or individuals, Party B shall require the latter to provide proof of having received legal authorizations or licenses from Party A. Party B shall not provide the Quotes Source Data unless they provide the proof aforesaid. If Party B violates this rule, Party B shall bear the joint compensation liabilities with the institutions and individuals proceeding with unauthorized value added development. Quotes Source Data refers to the Futures Quotes Data documents that Party B received from the system portal of Party A.
3.2.6 Besides the two rules aforesaid, under the circumstances that Party B transmits the Futures Quotes Source Data to other institutions or individuals and when Party A considers that the latter need to acquire legal authorizations or licenses from Party A, Party B shall require the latter to provide proof of having received legal authorizations or licenses from Party A. Party B shall not provide the Quotes Source Data unless they provide the proof aforesaid. If Party B violates this rule, Party B shall bear the joint compensation liabilities with the institutions and individuals proceeding with unauthorized value added development.
3.2.7 For the convenience of Party A’s supervision, within 15 days after signing this Agreement, Party B shall provide and install one set of user receiving terminal that can regularly receive the content transmitted by Party A and upgrade the user receiving terminal every now and then.
3.3 Value Added Development of Futures Information
3.3.1 Party B shall guarantee the authenticity, accuracy and integrity of the futures information in the value added development of the futures information, and inform Party A as soon as Party B has learnt the errors or misleading information in the value added development information, and take remedial measures and make public statement.
3.3.2 Party B’s plan on the value added development of the futures information shall be approved in writing by Party A. Party B shall not conduct the value added development of the futures information without Party A’s written approval. Party B shall acquire Party A’s written approval again to make changes in the value added development of the futures information plan.
3.3.3 Party B shall guarantee that the value added development of the futures information is in accordance with the aforesaid requirements, and the development results shall not go beyond the purposes and scope defined in the plan.
3.3.4 In order to assure the value added development results do not infringe upon Party A’s rights and interests, Party B is under obligation to file the value added development results to Party A. However, the filings shall not be considered as any confirmation of the value added development results in any form by Party A, and Party A shall not be liable of any liabilities related to the value added development results.
3.3.5 Party B agrees that Party B shall not directly or indirectly put or license others to put the value added development results in commercial use without filing to Party A. If Party B violates this rule, Party A is entitled to request Party B to cease the related commercial use, and all the income from the commercial use of the value added development results shall belong to Party A.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 4 Agreement Fee
Party B agrees to pay the Agreement Fee and Information Fee to Party A according to Appendix 2 (“Payment Agreement”) of this Agreement.
Article 5 Intellectual Property and Its Protection
5.1 Party B shall acknowledge: All entitlements, including all proprietorship and copyrights, etc. of the futures information defined in this Agreement and Appendix “The License” shall belong to Party A.
5.2 Unless otherwise provided by this Agreement and Appendix “The License”, without Party A’s written approval, no institution or individual (including Party B) shall be allowed to use or permanently store the futures information, including but not limited to copy, distribute, transmit, edit, transfer, develop derivatives or license others to copy, distribute, transmit, edit, transfer, develop derivatives, or develop derivatives with others, etc. (including but not limited to directly and indirectly develop derivatives on the futures information, etc.).
5.3 Party B shall designate on the display interface of Party B’s user terminal that the source of information is Party A. Party B shall mark the number, valid term, usage and scope of the License authorized when promoting the acquired License.
5.4 After the termination of this Agreement, Party B shall return all futures information in paper and digital version and all copies (no matter they are in computer RAM disks, Compact Disk Readers, Compact Disks, hard drives or software, or the storage, saving and recording on paper carriers); if the returning of the futures information aforesaid and all the copies is inapplicable, Party B shall destroy all copies under Party A’s supervision, or delete or erase all copies from computers or other electronic systems with written commitment of confirming the destruction and deletion is comprehensive, complete and non-recoverable.
Article 6 Exemption Clause
6.1 Party A shall not be liable for the consequences resulted from the abnormality in information and information transmission caused by any reasons.
6.2 Party A does not guarantee the punctuality, accuracy and integrity. Party A shall not be liable for the losses and impairment caused by delay, inaccuracy and omission of any information or data.
6.3 Party B shall not request Party A to take the responsibility for any possible economic or reputational losses caused by the omission, mistake, mission, delay, discontinuity in the Futures Information provided by Party A. Party B shall not claim against Party A based on the reasons and in connection with this Agreement.
6.4 Under the circumstances that Party A cannot provide the Futures Information to Party B because of force majeure events, Party A shall not undertake any responsibility.
6.5 Without informing Party B, Party A has right to: (1) terminate formulating all or part of the CFFEX Futures Information, (2) alter the mode or formation of delivery, and (3) change or delete the data of the CFFEX Futures Information, whether or not such termination, alteration, change or deletion would cause Party B to change its own equipment or cause unfavorable impact on Party B’s business interest; any possible unfavorable consequence of Party B caused by the reasons aforesaid in this Article, Party A is not liable to Party B.
6.6 Party A is not liable for the possible commercial risks resulting from Party B’s using the futures information provided by Party A according to this Agreement.
6.7 Party A is not liable for the possible risks resulting from Party B or Party B’s customers making investment decisions using the futures information provided by Party A as references.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 7 Audit and Inspection
7.1 Emergency Inspection
Party A has right to enter into Party B’s working area to carry out inspection when Party B is under reasonable suspicion of the following acts: (1) Party B receives, stores, transmits or makes value-added development of futures information by violating this Agreement; (2) Party B infringes on Party A’s any rights and interests of the futures information, including but not limited to the rights such as: possession, usage, yield, disposition, value-added development and transmission, etc.
7.1.1 Inspect the use condition and the mode of reception and storage of the futures information;
7.1.2 Inspect the equipments and apparatuses related to the futures information;
7.1.3 Exam the recordings and data of Party B, including but not limited to any note issued by Party B to any third party that accepts services from Party B.
Party A’s right of emergency inspection aforesaid shall be limited to the range of verifying Party B has been abiding by this Agreement or safeguarding Party A’s rights and interests of the futures information.
Except the above clause and for calculating or verifying expenses, Party A shall not require Party B to disclose its confidential information or proprietary information.
7.2 Routine inspection and audit, 10 days after noticing in writing, Party A shall have right to enter Party B’s working place to carry out routine inspection:
7.2.1 Inspect the use condition and the mode of reception and transmission of the futures information;
7.2.2 Inspect the equipments and apparatuses related to the futures information;
7.2.3 Exam Party B’s account books and data, including but not limited to any note issued by Party B to any third party that accepts services from Party B, and audit and verify the paid or expense payables have been calculated and paid appropriately within any specific month. After the written notice is received, before the inspection and audit started, Party A shall notify Party B of the month and items and necessary documents need of audit.
7.3 The routine inspections and audits conducted by Party A on Party B shall not exceed two times in each year.
7.4 Party B shall accept and cooperate with Party A or the third party entrusted by Party A of the inspection and audit of Party B’s use condition of the futures information. If Party A has found Party B breached the Agreement through audit and inspection, Party A not only has right to require Party B to correct within certain time and take the responsibility according to this Agreement, but also has right to require Party B to undertake all reasonable expenses incurred because of audit and inspection.
Article 8 Representations and Warranties
8.1 Party B shall guarantee: strictly abiding by the Measures on the Administration of Information of China Financial Futures Exchange and relevant business rules.
8.1.1 Guarantee to use the CFFEX Futures Information strictly according to the information content, use scope, form and period of validity, etc. licensed by the License.
8.1.2 Without Party A’s written approval, guarantee not to transmit all or part of the CFFEX Futures Information to any institution or individual outside the scope determined by the License, or license any third party to use the CFFEX Futures Information in any place and for any function.
8.1.3 Guarantee the transmission of CFFEX Futures Information is not used for unlawful purposes, or provided to a third party for unlawful purposes.
8.1.4 Without Party A’s written approval, Party B shall not proceed or disguisedly proceed with re-licensing or trans-licensing of Party A’s license of Party B of using the CFFEX Futures Information, or trade license, etc.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

8.2 Party B shall guarantee: strictly use the CFFEX Futures Information provided by Party A according to this Agreement, and make related payment to Party A according to the Appendix of this Agreement — Payment Agreement.
8.3 Both Party A and Party B shall guarantee: having the ability of entering into and performing this Agreement respectively, this Agreement is legally binding on both Parties upon the signing of this Agreement.
Article 9 Liabilities for Breach of Agreement
9.1 Under the circumstances that Party B breaches the Agreement and did not correct within the time limit set out by Party A’s notice of rectification, Party A has right to revoke Party B’s license and terminate this Agreement. Party A shall not return the Agreement Fee collected from Party B (no matter whether the term is expired); Party B shall not only pay all the expense payables to Party A, but also pay penalties to Party A and make compensation to Party A’s losses caused by Party B’s breach of Agreement according to this Agreement and take all the consequences and responsibilities arising from it.
9.2 Under the circumstances that Party B breached the 8.1.1, 8.1.2 and 8.1.3 in the first clause of Article 8 of this Agreement, the default income shall belong to Party A, and Party B shall pay penalties to Party A (the penalty shall be as much as double the amount of the Agreement fee listed in Appendix 2 of this Agreement), and at the same time Party B shall take effective measures, terminate the violation of this Agreement and prevent other violation from happening.
9.3 If Party B does not pay related Agreement Fee to Party A within the time scheduled in this Agreement (including Appendix 2 — Payment Agreement), Party B shall pay to Party A 1‰ of the payables for each delaying day as penalty. If Party B’s payment is not made within the time limit after Party A’s reminding, Party A shall have right to revoke Party B’s License, terminate this Agreement and require Party B to pay 50% of the Agreement Fee to Party A as penalty; Party B shall compensate Party A for any losses caused by it separately.
9.4 If breaches Article 5 of this Agreement, Party B shall pay penalty to Party A (the penalty shall be as much as double the amount of Agreement fee listed in the Appendix 2); Party B shall compensate Party A for any losses caused by it separately.
9.5 Apart from the liabilities for breach of 9.2, 9.3, 9.4 aforesaid, Party B shall pay penalties to Party A for breaching other clauses of this Agreement (the penalty shall be as much as double the amount of Agreement fee listed in the Appendix 2), Party B shall compensate Party A for any losses caused by it separately.
9.6 The “losses” in the previous clauses refers to direct losses.
9.7 The termination of this Agreement shall not affect claiming for default liabilities hereunder.
Article 10 Force Majeure
In the event that delay or failure to perform the obligations under this Agreement of any Party is due to force majeure event, that Party shall take no liability for it within the scope of the influence of such force majeure event except for the payment obligation of the payables occurred. The force majeure aforesaid includes but not limited to foreign or domestic government bans, changes in law and regulations, rules, byelaws or administrative orders, etc. that directly or indirectly affect this Agreement, conflagration, flood, explosion, warfare, riot, strike and drastic currency devaluation, etc.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 11 Effectiveness, Amendment, Term and Termination of Agreement
11.1 This Agreement shall take effect after it has been signed and sealed by legal or authorized representatives from both Parties.
11.2 Amendment and supplement shall be made only with mutual consent of both Parties; any written and approved clauses of such amendment or supplement shall all be considered as integral part to this Agreement.
11.3 After the License attached to this Agreement expires, the Appendix 2 of this Agreement shall terminate accordingly. Party B can request for extension or apply for a renewed License in writing 6 months before the expiration of the License.
11.4 After the License expires, if Party B fails to request for extension or apply for a renewed License, or Party A refuses to grant license to Party B, this Agreement shall terminate when the License expires, Party A shall cease providing CFFEX Futures Information to Party B, Party B shall not continue using or operating CFFEX Futures Information.
11.5 Party B shall pay up all the expenses (including but not limited to Party B’s due unpaid expenses and penalties incurred, etc.) to Party A according to this Agreement within ten working days after the termination of this Agreement. Party B shall pay to Party A 1‰ of the payables for each delaying day as penalty.
11.6 The Article 5, 6, 8 shall not be held invalid or terminated when other parts of this Agreement become invalid tor the Agreement is terminated.
11.7 When one of the following situations occurs, Party A has right to revoke Party B’s License, this Agreement shall be terminated since Party A’s revocation of Party B’s License, and Party A shall cease providing CFFEX Futures Information to Party B. Party A shall not take any responsibility thereof and Party A shall not return the fee collected. In addition, Party B shall take related responsibility according to other clauses of this Agreement.
(1) Party B goes bankruptcy or applied for bankruptcy;
(2) Party B has breached this Agreement and caused irreparable consequences, and Party A has informed Party B in writing for making correction, but Party B fails to correct within the 10 working days after receiving Party A’s written notice;
(3) The situations that Party A has right to revoke Party B’s Licenses listed in other clauses in this Agreement.
Article 12 Dispute Resolution
All disputes occurred in implementing this Agreement or related to this Agreement shall be settled through friendly consultations by both Parties; should such consultation fails, the dispute shall be solved by filing law suit with the People’s Court at the seat of Party A under both Parties’ consensus. The reasonable expenses including attorney fees, travelling expenses, etc. occurred in filing law suit of any Party shall be borne by the losing Party.
Article 13 Appendixes of Agreement
13.1 As constituents of this Agreement, the Appendixes of this Agreement shall have equal validity as to this Agreement. The Appendixes of this Agreement include the following documents and other documents related to this Agreement that signed in the implementation of this Agreement by both Parties.
Appendix 1: China Financial Futures Exchange Futures Information License
Appendix 2: Payment Agreement
Appendix 3: Essential Terms of User Agreement
13.2 During the implementation of this Agreement, matters not covered in this Agreement shall be negotiated by both Parties if necessary. Supplements and amendments can be made to the clauses of this Agreement. Amendment and supplement shall take effect after they have been signed and sealed by legal or authorized representatives from both Parties and shall all be considered as integral parts to this Agreement.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Article 14 Miscellaneous
14.1 The Agreement shall abide by laws and regulations of the People’s Republic of China (excluding Hong Kong SAR, Macau SAR and Taiwan Region), related regulations of China Securities Regulatory Commission and business rules of CFFEX (including but not limited to Trading Rules of the China Financial Futures Exchange and Measures on the Administration of Information of China Financial Futures Exchange) etc. When there is any adjustment of the aforesaid related regulations, the related clauses of this Agreement shall make adjustment accordingly unconditionally.
14.2 The notices or files issued by both Parties can be delivered by staff directly, mail, email or fax, etc; addresses shall be subjected to the Addresses listed in this Agreement. If litigation occurs, the addresses listed in this Agreement shall be used as addresses for court delivery. Under the situations below, notices or files shall be considered as delivered to the other Party:
(1) Sent directly by staff, delivery date is the sign-off date on the delivery receipt.
(2) Sent by mail, delivery date is the date on the mail receipt.
(3) Sent by email or fax, delivery date is the next working day after sending.
Addresses of both Parties as below:
Party A: China financial futures exchange
Address: F6, No. 1600 Century Avenue, Pudong New Area, Shanghai
Postal Code: 200122
Tel: 021-50160238
Fax: 021-50160239
E-mail: xiafeng@cffex.com.cn
Party B: Fortune Software (Beijing) Co., Ltd.
Address: F9, Tower C, Enterprise Building, 35 Financial Street, Xicheng District, Beijing
Liaison: Linghai Ma
Tel: 010-58325299/13601360619
Fax: 010-58325300
E-mail: linghai.ma@jrj.com.cn
(3) During the implementation of this Agreement, when there is any change in the addresses of any of the two Parties, the Party shall inform the change of its address to the other Party in writing, and the addresses after change listed on the written notice shall be taken as the addresses acknowledged in this Agreement.
14.3 After taking effect, this Agreement shall replace any previous agreement between the two Parties, including but not limited to any written or oral agreements, negotiations, statements, plans and appendixes, etc.
14.4 The headline of each article is for the convenience of reading, shall not affect the implication or explanation of the Agreement.
14.5 This Agreement is executed in Chinese and in quadruplicate, each Party hereto shall hold two copies, each copy shall have equal validity.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

(Execution Page)
Party A (Official Seal): /s/ official seal
Legal Representative or Authorized Representative (Signature or Seal):
Date of Agreement:      Year      Month      Day
Party B (Official Seal): /s/ official seal
Legal Representative or Authorized Representative (Signature or Seal):
Date of Agreement:      Year      Month      Day

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 1:
CHINA FINANCIAL FUTURES EXCHANGE FUTURES INFORMATION LICENSE
License Number: (     )
Licensor (hereafter as “Party A”): China Financial Futures Exchange
Licensee (hereafter as “Party B”): Fortune Software (Beijing) Co., Ltd.
•	Licensed Information Content
The information content that Party A licensed to Party B is China Financial Futures Exchange’s:
✓	the 5th Type of Real-time Quotes
✓	the 1st Type of Layer Real-time Quotes
✓	15-minutes Delayed Market Quotes
•	Licensed Transmission Mode
✓	Special-purpose network, such as Internet
✗	Wireless
✓	Website
✗	Medias such as television, broadcasting, newspaper
•	Licensed Business Mode
1.	Licensed Party B to transmit licensed information with the agreed transmission mode according to the Agreement.
2.	Licensed Party B to make value-added development base on the licensed information.
3.	If Party B uses website to transmit information, only the quotes delayed longer than 15 minutes (include 15 minutes) can be transmitted.
4.	______________________________________________________________________
*	Except the licensed scope under this Agreement and the License, Party B shall not use the Futures Information provided by Party A in any way.
•	Licensed Area
Party A licensed Party B to operate the CFFEX Futures Information within Mainland China (excluding Hong Kong SAR, Macau SAR and Taiwan Region).
•	Licensed Mode
Non-exclusive license, Party A can not only license Party B operating the CFFEX Futures Information according to this Agreement, but also operate itself or license any third party for operation.
•	License Validity Period: From 2010 Year 4th Month 16th Day to 2011 Year 4th Month 16th Day.

Date of Issue of License:
Company of Issue of License:

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

Appendix 2:
PAYMENT AGREEMENT
According to CHINA FINANCIAL FUTURES EXCHANGEFUTURES INFORMATION LICENSE AGREEMENT (No.  _____, hereinafter referred to as “License Agreement”), Party B shall pay the License Fee and Information Fee to Party A for using the Futures Information provided by Party A, and Party B shall pay the Agreement Fee to Party A according to “Licensed Information Content, Licensed Transmission Mode, Licensed Business Mode, Licensed Mode and License Validity Period” specified in the License.
•	License Fee
1.	Standard of License Fee

The 5th Type of Real-time Quotes License Fee: ***

The 1st Type of Real-time Quotes License Fee: ***

15-minutes Delayed Market Quotes License Fee: ***
2.	Party B shall Pay to Party A License Fee: ***
•	Information Fee
1.	Standard of Information Fee
The 5th Type Layers Real-time Quotes License Fee: ***
The 1st Type of Layer Real-time Quotes License Fee: ***
2.	Party B shall Pay to Party A Information Fee

Party B shall pay all the information Fee based on the actual number of the terminals using the information and per (times) the standard of information fee.
•	Payment Method
1.
Party B shall make the payment to Party A within 15 working days before the Shanghai and Shenzhen 300 Stocks Index Futures Contracts go public, the aggregate License Fee under this Agreement shall amount to *** (Capital: ***). The amount shall be transferred to the account and bank designated by Party A.

2.
During the implementation of the License Agreement, due to Party B’s application to reduce the licensed information content, change licensed use scope, etc, and with Party A’s approval causing Party B’s Licensee Fee payables to Party A is less than the Agreement Fee, or the Agreement is terminated for whatever reasons (whether or not the Licensed Term is expired), the Agreement Fee collected by Party A shall not be returned; When Party B applies to increase the Licensed information content, increase or change the use scope, etc, and with Party A’s approval, Party A has right to request Party B advance License Fee and Information Fee payments to Party A according to Party B’s application, and Party B shall remit the License Fee and Information Fee in due amount to the account and bank designated by Party A within 10 working days after receiving Party A’s approval and payment notice.

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

3.	Within the validity of the License Agreement, Party B shall transfer the Information Fee payable of the month to the account and bank designated by Party A before the 7th of each month.
4.	Within the validity of the License Agreement, Party B shall transfer the payables of the year to the account and bank designated by Party A before December the 30th of each year.

Bank and Account Number Designated by Party A:

Bank: China Minsheng bank Shanghai Dongfang Branch

Account Name: China Financial Futures Exchange Corporation

Account Number: 144758-0230014040000039

***	- indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission